Exhibit 10.56

Anstellungsvertrag / Employment Agreement

zwischen / between

Hansen Medical Deutschland GmbH

Gewerbestrasse 17,

70565 Stuttgart

Germany

(“Arbeitgeber” / “Company”)

Und / and

Dr. Roland A. Peplinski

Johannes-Schrader-Ring 37

D-30938 Burgwedel

Germany

(“Angestellter” / “Employee”)

Deutsche Fassung	English Version

§1

Aufgabenbereich

(1)      Del’ Angestellte wird als “General Manager, EMEA/UK” eingestellt und mit allen einschl!lgigen Arbeiten nach niiherer Anweisung des Arbeitgebers bzw. des direkten Vorgesetzten beschaftigt.

(2)      Der Arbeitgeber crteilt dem Angestellten eine Stellenbeschreibung, an die er sieh zu halten hat. Diese Stellenbeschreibung kann auch beinhalten, wem gegeniiber del’ Angestellte faehlich und disziplinarisch unterstellt ist.

Die Stellenbeschreibung ist Bestandteil dieses Vertrags und kann vom Arbeitgeber bei Bedali zukilnftig im Rahmen des fur den Angestellten Zumutbaren modifiziert werden.

(3)      Zur Vertretung des Arbeitgebers ist del’ Angestellte nur dauu berechtigt, weun er hierzu im Einzelfall zuvor vom Arbeitgebel’ erm1ichtigt \VUl’de.

(4)      Del’ Angestellte kann auch zu anderen Aufgaben entsprechend seiner Vorbildung und/odel’ seinen Filhigkeiten herangezogen werden.

§2

Arbeitsort

(1)      Dienstort des Angestellten ist Johannes-Schrader-Ring 37, 30938 Burgwedel, Deutschland. Del’ Arbeitgeber behillt sich das Recht VOl’, den Angestellten nach eigenem Ermessen anzuweisen, an einem anderen Ort in Deutschland zu arbeiten, soweit dies zur Erfiillung seiner Aufgaben erforderlich ist. Hierbei werden die berechtigten Interessen des Angestellten im Rahmen des

§1

Scope of Duties

(1)      The Employee shall be employed as “General Manager, EMEA/UK” and shall be assigned to all referring works according to specified the Company’s respectively principal’s directions.

(2)      The Company will hand out the Employee a job description of Employee’s duties, which the Employee shall observe. This job description may contain whom the Employee shall be reporting by technical and disciplinary methods.

The job description is part of this agreement and the Company may modify it within the scope of reasonable measures for the Employee in the future if required,

(3)      The Employee is entitled to act on behalf of the Company in each particular case only with his prior authorization.

(4)      The Employee can also be assigned to other activities in accordance with the Employee’s abilities and knowledge.

§2

Place of Work

(1)      The Employee’s place of work will be Johannes-Schrader-Ring 37, 30938 Burgwede\, Germany. The Company reserves the right to transfer the Employee at its own discretion to any location in Germany if necessary for the fulfillment of his duties. Therefore, the employees’ justified interests are considered within the scope of equitable discretion.

billigen Ermessens berUcksichtigt.

(2) Der Angestellte erkIiirt sleh damit einverstanden, ggf. auch auswiirtige Tiltigkeiten (an einem anderen Ort oder bei einem verbundenen Unternehmen) zu iibernehmen.

(3) Der Angestellte erkHirt sich bereit, Dienstreisen fUr den Arbeitgeber oder seine verbundenen Unternehmen weltweit zu unternehmen.

§3

Ptlichten des Angestellten

(1) Der Angestellte hal die betrieblichen Regeln und Arbeitsordnungen des AI’beitgebers zu beachten. Er hat insbesondere die nachfolgenden Pfliehten.

(2) Der Angestellte ist generell gehalten, seine Tiitigkeit so auszuiiben, dass dem Arbeitgebel’ kein Schaden entsteht. Die ihm Obertragenen Aufgaben hat der Angestellte gewissenhaft, nach besten Kriiften, eigenverantwortlich und mit Eigcninitiative zu erlcdigen, ohne dabei jedoch den ihm gesetzlen Rahmen seiner Verpflichtungen zu verlassen.

(3) Der Angestelltc ist verpflichtet, seine Arbeitskraft ausschlieBlich dem Arbeitgeber zu widrnen. Er druf ohne vorherige Zustimmung des Arbeitgebers keine andere entgeltliche oder unentgeltliche Nebentiitigkeit aufuehmen. Die Zustinunung ist zu erteilen, wenn die Nebenl!1tigkeit die Wahrnehmung der dienstlichen Aufgaben des Angestellten • fUr den Arbeitgeber zeitlieh nieht be-• hindert und sonstige berechtigte Interessen des Arbeilgebers nicht beeintriichtigt werden. Berechtigte Interessen des Arbeitgebers werden insbesondere dann bcrllhrt, wenn del’ Angestellte durch die N ebcnliitigkeit direkt oder indirekt mit dem Arbeilgeber in Konkurrenz treten wOrde oder eine Tiitigkeit mml’tireinen Auftraggebel’ ansOben moch

(2) If necessary, the Employee agrees to as-sume also external tasks (at another place or affiliated subsidiaries of the Company).

(3) The Employee may be required to travel on the company’s business or affiliated subsidiaries to any location worldwide.

§3

Employee’s obligations

(1) The Employee is required to abide by the Company’s policies and procedures. In particular, his obligations are as set out hereunder.

(2) The Employee shall fulfill his job in a way not to harm the Company. He shall fulfill his duties with due care and conscientiousness and autonomous, to his own responsibility and on his own initiative without leaving the scope of his duties.

(3) The Employee shall devote his entire working capacity to the Company. The Employee may without prior consent of the Company not assume any additional occupation for remuneration or free of charge aside duties hereunder. The consent will be granted if the secondary occupation does not hinder the performance of the Employee’s duties for the Company with respect to time, nor impairs other justified interests of the Company. Justified interests of the Company are affected in particular if the Employee would directly or indirectly become a competitor of the Company through his secondary occupation, or if he would wish to carry out transactions for a principal who belongs to the Company’s actual or potential customer base te, der zum tatslichlichen oder poten tiellen Kundenkreis des Arbeitgebers gehort.

(4) Er darf sich auch wedel’ direkt nach indirekt an einem anderen Unternehmen del’ Branche des Arbeitgebers beteiligen noch einem sal chen Unternehmen ein Darlehen gewithren oder dieses sonst wie untersti1tzen.

(5) Der Angestellte ist verpflichtet, fiber die Verhattllisse des Arbeitgebers sowie die ihrn durch seine Tlitigkeit bekannt werdenden Verhal tnisse der Geschaftspartaer des Arbeitgebers gegenfiber AuBenstehenden strengstes Stillschweigen zu bewahren. Der Angestellte ist auch verpflicbtet, fiber seine eigenen vertraglichen Modalitiitell und seine Beztige gegenfiber Mitarbeitern und sanstigen Dritten Stillschweigen zu bewahren. Die Verschwiegenheitspflicht, weiche auch gegcnUbcr nahen Angeh<lrigen zu beacbten ist, gilt auch nach dem Ausscheiden des AngestelIten unbegrenzt, es sei denn der Angestellte ist gesetzlich zur Auskunft verpflichtet odeI’ wird durch die vorstehende nachvertragliche Verpflichtung in seinem beruflichen Fortkomrnen unangemessen eingeschrlinkt. Ausgenomrnen ist des weiteren das Recht des Angestellten, bei Besprechungen mit zur Berufsverschwiegenheit verpflichteten Personen (z. B. Rechtsanwalt, Wirtschaftspriifer, Steuerberater, Notar usw.) notwendige Informationen zu geben.

(6) Del’ Angestellte verpflichtet sich, keine vertrauliche Informationen oder Unterlagen einschlieBlich Geschaftsgeheimnisse eines frttheren Arbeitgebers odeI’ sonstiger Dritter, gegenfiber denen er zw’ Verschwiegenheit verpflichtet ist, fill’ seine Arbeit fUr den Arbeitgeber zu verwenden. Der Angestellte wird kein Eigentum Dritter einbringen und weder solches noch irgendwelche unveroffentlichten Dokumente oder an-

(4) He shall also, neither directly or indirectly, participate in the ownership of any other business within the Company’s industry. Furthermore he shall not grant any loan to those companies.

(5) The Employee agrees to keep strictly confidential and not to disclose to any third parties, outsiders or uninvolved staff all and any information on the circumstances of the Company as well as all and any information on the circumstances of business partners of the Company as such information becomes known to him as a result of his activities for the Company. The Employee also agrees to keep strictly confidential about his own contractual modalities and his remunerations towards his colleagues and other third persons. This obligation, which he also has to comply towards affiliated persons and relatives is also valid unlimited after termination of the contract unless the Employee is legally obligated to disclose information or his professional advancement is unreasonably hindered due to this post -contractual obligation. Furthermore, the Employee has the right to give necessary information to professionals, which are bound to professional discretion (for example lawyers, auditors, tax consult-ants, notaries etc.).

(6) The Employee is obliged not to use or disclose any confidential information or materials, including trade secrets, of any former employer or other third party to whom he has an obligation of confidentialily. The Employee will not bring onto Company premises or use in his work for the Company, any unpublished documents or properly belonging to any former employer or other third party that he is not authorized to use and disclose.

derweitiges einem frUheren Arbeitgeber oder sonstigen Dritten gehOrenden Eigentum bei seiner Arbeit benutzen oder veroffentIichen, wenn er hierzu nicht berechtigt ist.

(7) Der Angestellte ist verpflichtet, die ihm yom Arbeitgeber anvertrauten Arbeitsmittel (Computer, Telefon, Arbeitsmaterial, etc.) pfleglich ztl behandeln. Er hat auf diesc selbstverantwortlich zu achten und is! rur deren vollstl!ndige, mangelfreie und ordnungsgemaBe RUckgabe verantwortlich. Bci einem von ihm zu vertretenden VerstoB gegen diese Verpflichtung ist der Angestellte nach MaBgabe der Rechtsprechung zur Arbeitnehmerhaftung zum Schadensersatz verpflichtet, wenn er diesen zu vertreten hat.

(8) Der Angestellte hat die Verpfandung und/oder Abtretung seiner VergUtungsansplilche dem Arbeitgeber unverzUgHch anzuzeigen. Der Angestellte hat die durch die Pf’Jndung, Verpftlndung oder Abtretung erwachsenen Kosten zu tragen. Die zu ersetzenden Kosten sind pauschaliert und betragen je zu berechnender Pftlndung, Verpftlndung oder Abtretung mindestens 1 % der gepftlndewn Summe, sofern der Angestellte nicht niedrigere Kosten nachweis!. Der Arbeitgeber ist bcrechtigt, bei Nachweis der b()heren tatsiichliehcn Kosten diese in Ansatz zu bringen.

(9) Der Angestellte ist velpfliehtet, dem Arbeitgeber jede Dienstverhinderung und ihre voraussiehtliche Dauer unverzUglich (sofern nOtig telefoniseh) anzuzeigen. Auf Verlangen sind die GrUnde der Dienstverhinderung mitzuteilen. Bei anstehenden Terminsachen hat der Angestellte auf vordringlich zu crledigende Arbeiten ungetragt hinzuweisen. Bei schuldhafter Verletzung diesel’ Mitteilungspflicht ist del’ Anges tellte zum Ersatz des daraus entstehen-: den Schadens velpflichtet, wenn er die-se zu vertreten hat.

(7) The Employee shall treat all entrusted working material (computer, phone, working material, etc.) carefully. He is responsible for treatment and liable for the return of working material completely, without defect and properly. In case of acting negligent the Employee is obliged to pay compensation to the Company in accordance with the relevant case law having regard to employee’s liability.

(8) The Employee shall notify the Company without delay if he attaches and/or assigns his entitlements to remuneration. The Employee shall bear the costs incurred by the attachment or assignment. The costs to be refunded are flat-rated and, for each attachment, pledge or assignment to be calculated, amount to at least 1% of the attached sum, unless the Employee has given proof that the costs are lower. Upon proof of the actual costs being higher, the Company is entitled to charge same.

(9) In case of being prevented from performing his duties, the Employee shall inform the Company of every absence and its expected duration as soon as possible (if necessary via phone). At the Company’s request he has to notify the reasons of his prevention. The Employee has to indicate deadlines for particular work tasks without being asked by the Company. In case of culpable negligent breach of this duty of notification, the Employee is obliged to pay compensation to the Company.

1m Fall der Erkrankung ist der Angestelltc verpflichtet, bereits fUr den

1. Tag der Arbeitsunfahigkeit eine lirztliche Bescheinigung tiber die ArbeitsunH!higkeit sowie deren voraussiehtliche Dauer vorzulegen. Diese Bescheinigung ist vor Ablauf des 3. Werktages nach Beginn der Arbeitsuuf1!higkeit beim Arbeitgeber einzureichen. Bei tiber den angegebenen Zeitraum hinausgehender Erkrankung ist eine Folgebescheinigung innerhalb von drei Kalendertagen seit Ablauf der vorangehenden einzureichen.

§4

Arbeitszeit

(1) Die regelmaBige Arbeitszeit betrllgt 40 Stunden woehentlich.

(2) Der Angestellte stellt seine (telefonisehe) Erreichbarkeit wllhrend der Ublichen Gesch1!ftszeiten von Montag bis Freitag von 9:00 bis 13:00 Uhr und von

14:00 bis 18:00 Uhr sieher (zlllnindest tiber Mobilfunktelefon). Der Angestellte hat an diesen Zeiten seine Keroarbeitszeit anszurichten. Ansonsten richtet def Angestellte seine Arbeitszeit nach den betrieblichen Bed(lrfi1issen (insbesondere der Kunden) ein.

(3) Der Angestellte ist verpflichtet, darUber hinaus zumutbare Oberstunden, Mehrarbeit im Sinne dcs ArbZG, Sonntagsbzw. Feiertagsarbeit zu leisten, soweit dies gesetzlich zulllssig nnd im Einzelfall aus betrieblichen GrUnden notwendig ist.

§5

Verglitung

(1) Der Angestellte erh1!/t als monatliches Grundgehalt

In case of sickness preventing the Employee from performing duties hereunder he shall provide a medical certificate confirming such sickness and its expected duration from the first day of sickness. This medical certificate shall be provided to the Employee no later than the third day of absence from work. If the Employee is absent be-yond the indicated expected date of re-turn, he shall provide the Company a new medical certificate within three days.

§4

Working hours

(1) Regular working time is 40 hours per week.

(2) The employee ensures his availability (over the phone) during the usual business hours from Monday to Friday, 9:00 am to 1:00 pm and 2:00 p.m. to 6:00 pm (at least by mobile phone). The Employee has to arrange his working time subsequently. Besides, the Employee arranges his working time according to operational requirements (especially such of his clients).

(3) The Employee shall perform reasonable overtime (“Uberstunden”) and extra work (“Mehrarbeit”) in accordance with the Working Time Act (“Arbeitszeitgesetz”) as well as work on Sunday and public holidays in accordance with the applicable law and if required by operational cause.

§5

Remuneration

(1) The Employee shall receive a monthly basic salary of

EUR 14,366.25 brutto

(2) Zus!itzlich erh!ilt del’ Angestellte einen j !ihrlichen variablen Anteil, des sen Rohe sich je zur Riilfte nach den personIich erreichten Zielen des Angestellten sowie nach dem Untemehmensergebnis (VOl’ Zinsen und Steuem, EBlT) richtet. Del’ Zielbonus betr!igt EUR 114,930.00 brutto j!ihrlich. Del” Arbeitgeber garantiert in den ersten seehs Monaten des Arbeitsvel’hllitnisses einen monatlichen Bonus in Rohe von EUR 4,000.00 brutto.

(3) Del’ Arbeitgeber vereinbart mit dem Angestellten viertelj1lhrliche Ziele, die am Anfang eines jeden Kalenderj ahres festgelegt werden und Gegenstand cineI’ vietelj1lhrlichen Beurteilung sind. Die jeweilige Zielvereinbarung ist Bestandteil dieses Vertrags. Sofem kein Einvemehmen fiber den Inhalt del’ Zielvereinbarung erzielt werden kann, entscheidet del” Al”beitgeber nach billigem Ermessen. Die schriftliche Zielvercinbarung ist in ihrer jeweiligen Fassung Bestandteil dieses Anstellungsvertrages. Scheidet del’ Angestellte unterjllhrig aus, so erh1llt er die Bonuszahlung anteilig. 1m Faile ciner unberechtigten fristlosen Eigenkiindil:,’ung oder einer fristlosen Arbeitgeberkilndigung entfallt die Bonuszahlung. Die Bonuszahlung kUrzt sich anteilig fUr Zeiten, in denen del’ Arbeitgeber von seiner Verpflichtung zur Zahlung der VergUtung, z.B. wegen langerer Arbeitsunfahigkeit oder weil das Arbeitsverhiiltrus mht, frei ist. Sofem der Arbeitgeber Abschliige leistet, werden diese mit del’ Bonuszahlung verrechuet. 1m Faile einer Oberzahlung steht dem Arbeitgeber ein vertraglicher Anspmch auf RUckzahlung des Uberzahlten Betrages zu.

(4) Die Zahlung des Grundgehalts gem. Zit’£. list jeweils entsprechend del’ beim Arbeitgeber Ublichen Auszahhmgsweise, spiitestens bis zum 10. des Folgemonats, zur Zahlung fallig. Ein

EUR 14,366.25 gross

(2) Additionally he shall receive an annual variable, which is based one half each upon achieving his sales goals at plan and business profits (Earnings before interests and taxes, EBIT). The target bonus amounts to BUR 114,930.00 gross per year. The company guarantees a monthly bonus ofEUR 4,000.00 gross in the first six months of the employment relationship.

(3) The company will agree with the Employee on quarterly targets and goals that are agreed to on the appraisal of the beginning of each calendar year and subject to quarterly review. If no agreement can be reached on objectives the employer shall decide as appears just to him. The respective written agreement in force on the objectives forms part of the contract of employment. If an employee’s employment is terminated during the calendar year the bonus payment is payable pro rata temporis. In the event of an unjustified termination of employment on the part of the employee or a dismissal without notice any bonus payment is forfeited. The bonus payment shall be reduced proportionally for times the employer is released from his obligation to pay remuneration, e.g. due to permanent disability or suspension of the employment relationship. As far as the employer effeets deductions they shall be offset against bonus payment. For excess payments the employer is granted a contractual claim to repayment covering the amount overpaid.

(4) In accordance with the Company’s terms of payment the Employee’s basic salary as per section 1 shall be paid not later than the 10th day of the following month. Any bonus must be paid by the etwaiger Bonus ist zur Zahlung splltestens mit Ablauf des auf die Feststellung des Jabresabschlusses folgenden Monats flillig.

(5) Das Gehalt wird nach A bfllhrung aller gesetzlich zwingend vorgeschriebener Abgaben (insbesondere Einkommensteuer lmd del’ Sozialabgaben) ausgezahlt.

(6) Siimtliehe Zahlungen erfolgen bargeldlos; der Angestclltc hat ein Konto einzurichten bzw. zu unterhalten und dem Arbeitgeber die Bankverbindung sowie die Konto-Nummer mitzuteilen.

(7) Dureh die naeh Ziff. 1 zu zahlende BlUttovergUtung sind etwaige Dberstunden odeI’ Mebrarbeit des Angestellten in einem zeitlichen Urnfang von bis zu 15 Stunden monatlich abgegolten. DarUber hinausgehende Dberstunden werden dureh Freizeitausgleich abgegolten; eine VergUtung erfolgt nul’ ausnahmsweise, wenn die Gew!lhlUng durch Freizeitausgleich nicht mtlglich ist und der Arbeitgeber daher die VergUtungsfolge anordnet.

(8) 1m Faile der Erkmnkung wird das GlUndgehalt gemiill Ziff. 1 im Rahmen del’ jeweils gUltigen Regelungen EntgeltfOltzahlnngsgesetzes bezahlt. Sofern ein solcher FordelUngstibergang nicht schon kraft Gesetzes elfolgt. tritt del’ Angestellte hiermit alle Schadensersat7.ansprtiche, die ihm aus einem Unfall odcr einer Krankheit gegen einen DriUen zustehen sollten, an den Arbeitgeber ab, und zwar bis zur Hohe del’ BruUo-BezUge und etwaiger Arbeitgeberanteile, die aufgnmd gesetzlicher oder vertraglicher Bestimmungen gewiihrt werden. Der Angestellte hat dem Arbeitgeber unverzUglich alle diesbezUglich notwendigen Angaben zu machen, widrigenfalls seine Entgeltfort7.ahlung eingestellt und/oder SehadenseJ’satz von ihm verlangt werden kann end of the month following the annual statement of accounts.

(5) The salary is payable after all deductions (e.g. income tax and social security contributions) according to mandatory provisions of law have been made.

(6) All payments will be transferred to a bank account of the Employee; the Employee shall open respectively undertake an account with a bank and give the Company his bank data.

(7) The payment of the gross salary pursuant to Sec, I above covers any possible overtime or additional work up to 15 hours per month. Any additional work exceeding this limit shall be compensated by additional free time; remuneration is exceptionally granted if the compensation cannot be made by additional free time and the employer instead thereof determines remuneration

(8) In the event of absence due to illness, the basic salary as per section 1 will be granted according to the Continued Remuneration Act (“EntgeltfOltzahhmgsgesetz”) as from time to time in place. The Employee hereby assigns to the Company all claims for damages against any third party which are a result of any accident or illness up to the amount of the gross salary and possible the Company’s contributions which is as a result of statutory or contractual provisions granted to the Employee for the period of his incapacity for and/or hindrance from work. In respect of the foregoing, the Employee will submit all required information to the Company without undue delay. If the Employee fails to comply with this obligation, the Company is entitled to discontinue any

(9)      Ein Anspruch auf Entgeltfortzahlung entfliLlt, wenn die Arbeitsunflihigkeit des Angestellten durch die Teilnahme an einer besonders gefahrlichen Sport-art odeI’ durch sog. Schwarzarbeit (eine Tlltigkeit, die del’ Angestellter auBerhalb des vorliegenden Vertrages ohne Genehmigung des Arbeitsgebers ausfUhrt und fUr die iiblicherweise Entgelt bezahlt wird) herbeigefUhrt worden ist.

(l0)     Ansonsten besteht eine Entgeltfortzahlungspflicht des Arbeitgebers bei voriibergehender Dienstverhinderung des Angestellten gemall § 616 BGB nicht.

§6

Kfz-Nutzung I Aufwendungen

(1) Del’ Angestellte erhlllt eine monatliche Pauschale in Rohe von EUR 800,00 brut-to, die zur Beschaffung nnd dem Unterhalt cines Kraftfahrzeugs dient, das er fill’ Dienstfahrten einsetzt, jedoch auch fUr private Zwecke nutzen kann. Mit diesel’ Pauschale sind samtliche Kosten fUr die Nutzung des Fahrzeugs abgegolten.

(2) Del’ Arbeitgeber erstattet ungeachtet dessen ein Kilometergeld von 0,30 EUR pro geschaftlich gefahrenen Kilometer.

(3) Es bleibt dem Angestellten uberlassen, ob er das Fahrzeug kaufl: oder least. Del’ Angestellte hat fUr seine Dienstfalnten ein reprasentatives Fahrzeug neueren 8aujahrs (mind. 2006) einzusetzen.

(4) Aunvendungen filr Reisekosten und Bewirtungen aus geschiiftlichem Anlass erhalt der Angestellte nach vorheriger Abstimmung mit dem Arbeitgeber gegen entsprechende Nachweise und Belege in angemcssenem Rahmen nach der jeweils gUltigen Reisekostenrichtlinie ersetzt, mangels anderweitiger Regelung mindestens in H6he der jeweiligen steuerlichen Pauschalslltze; ergllnzend gelten jedoch insoweit fill’ Reisetiitigkeiten die beim payment of salary and to make claims for damages.

(9) The Employee is not entitled to continued remuneration in the event that the incapacity for work is due to exceptional dangerous sports or illegal employment (“Schwarzarbeit”) (any engagement in additional activities for remuneration without the Company’s prior consent).

(10) The Company is not obliged to continued remuneration in case of temporary absence according to § 616 German Civil Code (BGB).

§6

Vehicle I Expenses

(1) The Employee receives a monthly lump sum of EUR 800.00 gross, which he shall use for purchase and maintenance a vehicle for using in business but also for private use. The aforementioned lump s\un covers all of the costs related to the use of the vehicle

(2) Nevertheless, the Company will reimburse business mileage at the rate of 30 cents per km.

(3) It is up to the Employee if he buys or lease the vehicle, For business usage the Employee has to utilize a representative, . new vehicle (at least 2006 model year). .

(4) The Company shall reimburse the Employee for travel expenses and business entertainment expenses upon presentation of appropriate documentation and receipts according to the Company policy as from time to time in place, which at least includes the amounts of the respective fiscal lump sum rates. In addition the current Company guidelines apply to the travel activities.

Arbeitgeber jeweils liblichen Regelungen.

§7

Urlaub

(1) Del’ Angestellte erhiilt kalenderjahrlich Urlaub in Hohe von 30 Arbeitstagen.

(2) Die Festlegung des Urlaubs erfolgt durch den Arbeitgeber unter Berucksichtigung der Wlinsche des Arbeitsnehrners. Dringende betriebliche Grlinde gehen vor.

(3) Bei Beginn oder Beendigung des Anstellungsverhiiltnisses im laufenden Jahr wird del’ Urlaub anteilig je vollendetem Beschaftigungsmonat gewahrt. Dies gilt auch bei einem Ausscheiden in del’ zweiten Jahreshiilfte, soweit dadurch der gesetzliche Mindesturlaub nicht unterschritten wird.

(4) Zum 31. Dezember eines Jahres nicht genommener Urlaub verflillt ersatzlos, sofern die Parteien keine anderweitige Regelung getroffen haben. War eine Inanspruchnahme des Urlaubs aus dringenden betrieblichen GrUnden nicht bis zurn 31. Dezember eines Jahres moglich, so verflillt der Urlaub spatestens am 31. Marz des Folgejahres.

(5) 1m Ubrigen gelten die jeweils geltenden Bestimmungen des Bundesurlaubsgesetzes.

§8

Beginn und Ende des Anstellungsverhllltnisses

(1) Das Anstellungsverhiiltnis begilmt am Meliz 2,2009 und wird aufunbestimmte Zeit abgeschlossen.

(2) Die ersten sechs Monate gelten als Probezeit.

§7

Vacation

(1) The Employee is entitled to 30 working days of vacation per year.

(2) The Company lays down the time of any vacation period regarding Employee’s requests. Significant business reasons shall take priority.

(3) In case that the employment relation-ship becomes effective or is terminated during a year, vacation will be granted on a pro rata temporis basis. This pro-vision also applies in case of termination in the second half of a calendar year as far as statutory vacation period will not fall below.

(4) The annual vacation will lapse if such vacation has not been taken until December 31st of the year unless otherwise agreed upon between the parties. If unused vacation is subject to urgent operational reasons, the outstanding vacation will lapse on March 31st of the following year.

(5) For the rest, the provisions of the Federal Holiday with Pay Act apply as from time to time in place.

§8

Beginning            and

termination            of

agreement

(1) This agreement will become effective on March 2, 2009, and is concluded for an indefinite period.

(2) The first 6 months of employment are

(3) Es gelten die gesetzlichen KUndigungsfristen. Gesetzliche VerHingelUngen der KUndigungsfrist hat auch der Angestellte bei KUndigungen gegenUber dem Arbeitgeber einzuhalten.

(4) Das Anstellungsverhtiltnis endet spatestens mit Ablauf des Monats, in dem der Angestellte das gesetzliche Regelrenteneintrittsalter vollendet.

(5) Eine KUndigung muss schriftlich erfolgen. Maflgebend ist der Zeitpunkt des Zugangs der KUndigungserkHirung.

(6) Eine KUndigung vor Arbeitsantritt ist ausgeschlossen.

(7) Wahrend einer laufenden KUndigungsfrist ist der Arbeitgeber berechtigt, den Angestellten unter Fortzahlung seiner bisherigen VergUtung von der Arbeit freizustellen, wenn hierfUr ein sachlicher GlUnd vorliegt. Etwaige dem Angestellten noch zustehende UrlaubsansprUche und/oder AnsprUche auf Freizeitausgleich werden auf den Freistellungszeitraum angerechnet und dadurch abgegolten. 1m Falle einer Freistellung bleiben das vel1ragliche wie das gesetzliche Wettbewerbsverbot ebenso bestehen wie die Anrechnung anderweitig erzielten Erwerbs gemaB § 615 Satz 2 BGB.

(8) Die Moglichkeit einer KUndigung aus wichtigem Grund bleibt von den vorstehenden Regelungen ausgenommen. Hilfsweise gilt der AUSSplUCh einer auBerordentlichen KUndigung zugleich auch als AUSSplUCh einer ordentlichen KUndignng zum nachstmoglichen Termin.

considered as a probationary period.

(3) The employment can be terminated within the statutory notice periods. Statutory prolongations of the noticed period will apply also in case of resignation of the Employee.

(4) This agreement will expire latest at the end of that month in which the Employee will achieve the statutory pension annuity.

(5) All notices of termination must be in writing to be valid. In respect of any period, the date of entry of the termination notice shall be authoritative.

(6) Resignation before start of work is excluded.

(7) In the event the employment relationship will be terminated by either party, the Company shall be entitled to release the Employee from his duties under continued payment of remuneration at any time from the entry of the notice of termination until the effective date of such termination if there is factual reason. Any holiday and/or spare time compensation the Employee is entitled to will be credited against the period of release and will be compensated hereby. Included is the right to charge remuneration for other activities in terms of the provision of § 615 S. 2 German Civil Code (BGB) during the period of suspension. The contractual or statutory non-competition clause will persist also during the period of suspension.

(8) The parties shall, regardless of the aforementioned provisions, always be entitled to terminate the employment for good cause. In pru1icular, termination for good cause shall apply as termination by observing a notice period of the earliest time legally allowed.

§9

Aufzeiehnungen, sonstige Gegenstiinde,

ZurUckbehaltungsrecht

(1) Die Geheimhaltung;pflicht des Angcstellten erstreckt sich auch auf siimtHche geschaftlichen und betrieblichen Unterlagen oder Aufzeichnungen (im weitesten Sinne) des Arbeitgebers, welehe aueh nur geschliftlichen oder betrieblichen Zwecken, also insbesondere nicht (im Original, in Kopie odeI’ dgl.) eigenen Zwecken des Angestellten, dienen und Dritten in keiner Weise zug1inglich gemacht werden dUrfen. Diese Regelung gilt selbstverstandlich auch filr aile geschiiftlichen und betrieblichen Unterlagen oder Aufzeichnungen, also Informationen, Teile, Zeichnungen, Muster, Prozesse, Verfahren und dgl., die def Angestellte von Geschaftspartnern des Arbeitgebers erhalten hat oder ihm zuglinglich sind, wobei er die-se auch hausintcm streng veliraulich und nur bcstimmungsgemliB zu behandeln hat. Die nachvertragliche Verschwicgenheitspflicht des Angestellten gilt auch diesbeztiglich.

(2) Als Aufzeichnungen im Sinne der Ziff. 1 gelten auch elektronisch gespeicherte Daten. Der Angestellte hat bei Beendigung des Anstellungsverhliltnisses slimtliche elektronisch gespeicherten Daten zu sichem und an den Arbeitgeber herauszugeben. Weitere Kopien diesel’ Daten, soweit sie sich im Besitz des Angestellten oder auf Datentrligern befinden, die Unbefugten. zuganglich sein konnten, sind zu 10-• schen.

(3) Unterlagen im Sinne der Ziff. I und 2, die der Angestellte im Rahmen seines AnstellungsverhliItnisses in Besitz hat, sind sorgfaltig aufzubewahren und auf Verlangen des Arbeitgebers unverziiglich, bei Beendigung des Anstellungsverhiiltnisses oder nach seiner Entbindung von der Verpflichtnng ZUI’ Arbeitsleistung (Freistellung) unaufge

§9

Documents, other property, lien

(1) Employee’s duty to keep confidential extends to any business and operational records and documents (in the broadest sense) of the Company that are not for third party use except documents (original document, copy etc.), which exclusively serve for the Employee’s purpose. This Provision includes all business and operational documents as information, parts, charts, samples, procedural approaches or methods to areas of the business and whatnot that the Employee get from business partners. The Employee shall keep such documents in confidence and according to the Company guidelines within the Company. Supplementary duty to keep confidence refers also to this provision.

(2) Records pursuant to section 1 means electronically kept data. The Employee shall save all electronically data after termination of the contract and shall release this data to the Company. The Employee shall erase any copy of this data in his possession or on data media which is authorized available.

(3) The Employee shall carefully keep and immediately return documents pursuant to section 1 and 2 in his possession due to this employment upon request of the Company. After termination of employment or release from fordert, dem Arbeitgeber zUrUekzugeben. Gleiches gilt filr sonstige Gegensrnnde, die sieh im Eigentum oder im Besitz des Arbeitgebers befinden.

(4) Samtliche Arbeiten und Unterlagen, die del’ Angestellte wahrend seiner Tatigkeit fUr den Arbeitgeber angefertigt hat, stehen im ausschliemichen Eigentum des Arbeitgebers. Der Angestellte hat diese sowie etwaige Vervieifliltigungen hiervon bei Vertragsende unaufgefordert und unvel’zUgiich an den Arbeitgeber zurilckzugeben.

(5) Der Angestellte kann gegentiber dem Arbeitgeber nur mit unbestrittenen oder rechtskraftig festgestellten Forderungen gegen den Arbeitgeber aufrechnen.

§ 10

Verfallfristen

(1) Aile AnsprUche aus dem Anstellungsverhaltnis und solehe, die mit dem Anstellungsverhilltnis in Verbindung stehen, verfallen, weun sic nicht innerhalb von drei Monaten nach Falligkeit gegenuber der andercn Vertragsprutei schriftlieh gel tend gemacht worden sind.

(2) Lchnt die Gegenseite den AnsplUch ab oder cl’k1!irt sie sich nicht innerhalb von einem Monat nach del’ Geltendma· chung des AnsplUehs, so verfallt diesel’, wenn er rucht innerhalb von drei Monaten nach del’ Ablehnung odcr dem Fristablauf im Sinne del’ Ziff. 10 Abs. 1 geriehtlich geltend gemaeht wird.

(3) Schadensersatzansprilehe sowie Anspl’ilche, deren Verfall gesetzlich ausgeschlossen ist, unterliegen ausdrilcklich nicht den vorstehenden Verfallfristen.

rendering further services, the Employee shall return such documents without request. This provision also applies for all property and objects in possession of the Company.

(4) All results and documents produced by the Employee on the job are property of the Company. The Employee shall return any copies hereof unrequested and immediately to the Company.

(5) He has the right to assign against the Company only undisputed or legally binding claims.

§ 10

Forfeiture clause

(1) All claims due to or in relation to this employment lapse within three months beginning with maturity unless the claims have not been asserted by the Employee in writing.

(2) If the other party rejects the claim 01’ does not react within one month after assertion of a claim, the claim lapses unless it has not been enforced by legal action within three months after rejection or expiry of the period according to

§ 10 (1).

(3) Claims for damages or claims, the forfeiture of which is legally inadmissible are not subject to the above mentioned lapse period.

§ 10

Sonstige Bestimmungen

(1)      Der Angestellte erklart verbindlich, das ser an keener Krankheit leidet, welche ihn an der Erbringung seiner Arbeitsleistung hinder bzw. Seine Arbeitskollegen gefahrdet. Des Weiteren versichert der Angestellte, bei der Einstellung keine fur die Arbeitsleistung relevanten korperlichen oder gesundheitlichen Mangel veschwigen zu haben.

(2)      Es gilt das Recht der Dundesrepublik Deutshland.

§ 10

Miscellaneous

(1)    The Employee firmly affirms that he is not afflicted with a disease preventing him from performing duties hereunder or endanger his colleagues at work. Furthermore the Employee assures that he didn’t conceal on occasion of engagement any physically or hygienically problems relevant to his performance.

(2)    The contract is governed by the laws of the Federal Republic of Germany.

Burgwedel, den 28 Febr. 2009

Mountain View, 3 March 2009

/S/ STEVE VAN DICK                                                  /S/ DR. ROLAND A. PEPLINSKI

([insert full name of signatory])                                         (Dr. Roland A. Peplinski)

Hansen Medical Deutschland GmbH

Steve Van Dick